Exhibit 99.1

Contact:
Patriot National Bank	Christopher D. Maher	Robert F. O’Connell
900 Bedford Street	President & CEO	Sr. EVP & CFO
Stamford, CT 06901	203 251-8265	203 252-5926

Patriot National Bancorp Earns $546,000 in First Quarter;

Increasing Profits and Strong Net Interest Margin Highlight Continuing Success of Turnaround Plan

Stamford, Connecticut – May 18, 2012, Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK,” “Patriot”), the parent of Patriot National Bank (the “Bank”), today reported it earned $546,000, or $0.01 per diluted share, in the first quarter of 2012 compared to earnings of $443,000, or $0.01 per diluted share, in the fourth quarter of 2011 and a net loss of $9.0 million, or $0.23 loss per share, in the first quarter a year ago. First quarter 2011 results included a $6.2 million loss on a bulk sale of non-performing assets. The improving results were driven by the continued success of management’s recovery plan.

“We are pleased to post a profit for the third consecutive quarter on the heels of Patriot’s turnaround. Both top-and bottom line improvements were recognized this quarter,” said Michael Carrazza, Chairman of the Board. “Continued efforts remain focused on operational refinements and varying paths of enterprise and product growth.”

Financial Highlights:

•	Patriot earned $546,000, or $0.01 per diluted share, in the quarter ended March 31, 2012 compared to a net loss of $9.0 million, or $0.23 loss per share, in the first quarter a year ago.

•	The net interest margin increased 39 basis points to 3.25% for the quarter ended March 31, 2012, compared to 2.86% in the first quarter a year ago.

•	Non-accrual loans decreased 24.8% to $15.5 million at March 31, 2012, or 3.3%, of total loans as compared to $20.7 million three months earlier.

•	Other real estate owned (OREO) decreased 47.1% to $1.5 million at March 31, 2012 compared to $2.8 million three months earlier.

•

Non-performing assets, which consist of non-accrual loans and OREO, declined to $17.0 million, or 2.5% of total assets compared to $23.4 million, or 3.5% just three months earlier, and $33.5 million, or 4.7% of total assets a year ago.

•	Non-interest income increased 28.6% compared to the same quarter in the prior year as a result of a gain from the sale of residential loans.

•	Non-interest operating expenses were 17.4% lower in the current quarter compared to the same period in the prior year resulting from lower salaries and benefits, occupancy and OREO expenses.

•	Total Capital to Risk Weighted Assets was 16.0% for Patriot and 15.5% for the Bank at March 31, 2012.

PNBK 1Q12 Results

May 18, 2012

Asset Quality

“Improving the risk profile of Patriot and aggressively managing our troubled assets has been and will remain a priority focus for the company. Non-performing assets have declined for ten consecutive quarters. In addition to asset quality improvements, we continue to focus on increasing revenue and decreasing operating expenses to improve earnings. Staff reductions in the first quarter and the planned closing of a branch in the second quarter will reduce future expenses by approximately $1.0 million per annum,” said Christopher Maher, President and Chief Executive Officer.

Total non-accrual loans decreased to $15.5 million, or 3.3% of gross loans, at March 31, 2012 compared to $20.7 million, or 4.1% of gross loans three months earlier, and $32.5 million, or 6.8% of gross loans, a year ago.

Due to the sale of two properties, other real estate owned (OREO) decreased 47.1% to $1.5 million at March 31, 2012 compared to $2.8 million three months earlier. There are now only two properties remaining in OREO. Non-performing assets, which consist of non-accrual loans and OREO, declined 27.5% to $17.0 million, or 2.5% of total assets, at March 31, 2012 compared to $23.4 million, or 3.5% of total assets, at December 31, 2011, and $33.5 million, or 4.7% of total assets, at March 31, 2011.

The reduction in total loans due to the sale of $66.4 million of residential real estate loans and the improved credit quality of the overall loan portfolio resulted in a release of $845,000 from the loan loss reserve for the first quarter of 2012, compared to the $7.0 million provision recorded in the first quarter last year, of which $6.0 million was related to the bulk loan sale of non-performing assets.

The allowance for loan losses totaled $8.5 million, or 1.78% of gross loans, at March 31, 2012 compared to $9.4 million, or 1.84%, of gross loans, at December 31, 2011, and $12.2 million, or 2.55%, of gross loans a year ago.

Balance Sheet Review

“During the first quarter we sold $65.8 million in residential loans resulting in a decrease in net loans compared to the preceding quarter end,” added Mr. Maher. “However, our continued focus on growing the loan portfolio is evident by our loan pipeline, which was $105 million at March 31, 2012.” Loans outstanding were $474.7 million at March 31, 2012, compared to $510.6 million at December 31, 2011 as a result of the previously mentioned loan sale, and $479.1 million a year ago.

While total deposits decreased compared to a year ago, non-interest bearing accounts increased 6.0%, representing Patriot’s planned strategy to reduce higher cost certificates of deposit and replace them with lower cost deposits. Deposits totaled $539.6 million at March 31, 2012, compared to $544.9 million at December 31, 2011, and $581.3 million a year ago. Non-interest bearing accounts increased to $59.0 million at March 31, 2012 compared to $55.7 million a year earlier.

Total assets were $671.1 million at March 31,2012 compared to $709.7 million at March 31, 2011 primarily as a result of the reduction in high cost deposits.

PNBK 1Q12 Results

May 18, 2012

Income Statement Review

Patriot’s first quarter net interest income increased 5.3% to $5.2 million, compared to $4.9 million in the first quarter a year ago. Interest income decreased 2.4% compared to the first quarter a year ago as a result of lower average outstanding loan balances and the lower interest rate environment. Interest expense decreased 16.6% compared to the first quarter a year ago due to the reduction in certificates of deposit and the increase in non-interest bearing deposits. As a result, Patriot’s first quarter net interest margin increased 39 basis points to 3.25%, compared to 2.86% in the first quarter a year ago.

First quarter non-interest income increased 28.6% to $750,000 compared to $583,000 in the first quarter a year ago. The increase was primarily due to a gain on sale of residential loans of $264,000, and was partially offset by lower fees and service charges on deposit accounts of $53,000.

“We made a concerted effort to reduce our operating costs and as a result operating expenses, including the $368,000 impact of a restructuring charge recorded in the first quarter of 2012, declined 17.4% compared to the first quarter a year ago,” Mr. Maher continued. Excluding the restructuring charge, total non-interest expenses declined 22.3% compared to the first quarter a year ago. Non-interest expenses declined $1.3 million to $6.2 million in the first quarter compared to $7.5 million in the first quarter a year ago. Salary and employee benefits were down $323,000, or 10.0%, and occupancy and equipment expenses were down $231,000, or 17.0%, compared to the first quarter a year ago. In addition, OREO expenses were $421,000 lower due to $200,000 in gains recognized on the sale of two properties and lower operating costs relating to fewer properties being managed.

Capital

The capital ratios at March 31, 2012 for Patriot National Bancorp, Inc. and Patriot National Bank were:

	Patriot National Bancorp, Inc.	Patriot National Bank	Well Capitalized Requirement
Total Capital (to Risk Weighted Assets)	16.00%	15.52%	10.00%
Tier 1 Capital (to Risk Weighted Assets)	14.74%	14.26%	6.00%
Tier 1 Capital (to Average Assets)	8.89%	8.60%	5.00%

About the Company

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 15 full service branches, 12 in Connecticut and three in New York. It also has a loan production office in Stamford, CT.

Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements. Bancorp intends any forward-looking statement to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Bancorp undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011.

PNBK 1Q12 Results

May 18, 2012

PATRIOT NATIONAL BANCORP, INC.

STATEMENTS OF OPERATIONS

(unaudited)

Dollars in thousands, except per share data

	Three Months Ended
	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011
Interest and dividend income
Interest and fees on loans	$6,666	$6,277	$6,957
Interest on investment securities	477	565	274
Dividends on investment securities	33	33	70
Interest on federal funds sold	—	—	4
Other interest income	11	16	62

Total interest and dividend income	7,187	6,891	7,367

Interest expense
Interest on deposits	1,517	1,480	1,865
Interest on Federal Home Loan Bank borrowings	357	362	419
Interest on subordinated debt	76	73	71
Interest on other borrowings	77	78	76

Total interest expense	2,027	1,993	2,431

Net interest income	5,160	4,898	4,936
Provision for loan losses	(845)	(1,000)	6,982

Net interest income after provision for loan losses	6,005	5,898	(2,046)

Non-interest income
Mortgage brokerage referral fees	12	30	13
Loan origination and processing fees	15	17	17
Fees and service charges	228	229	281
Gains on sale of loans	264	—	—
Gain (loss) on sale of investment securities	(8)	330	—
Earnings on cash surrender value of life insurance	143	145	168
Other income	96	86	104

Total non-interest income	750	837	583

Non-interest expense
Salaries and benefits	2,891	3,151	3,214
Occupancy and equipment expense, net	1,124	1,147	1,355
Data processing	346	307	328
Professional services and other outside services	615	843	882
Advertising and promotional expenses	18	52	158
Loan administration and processing expenses	8	97	37
Regulatory assessments	410	321	611
Insurance expense	169	183	231
Other real estate operations	(150)	(141)	271
Material and communications	131	157	200
Restructuring charges	368	—	—
Other operating expenses	279	175	233

Total non-interest expenses	6,209	6,292	7,520

Income (loss) before income taxes	546	443	(8,983)

Provision for income taxes	—	—	—

Net income (loss)	$546	$443	$(8,983)

Basic and diluted income (loss) per share	$0.01	$0.01	$(0.23)

PNBK 1Q12 Results

May 18, 2012

(Dollars in thousands, except per share data)

(Unaudited)

	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011
Assets
Cash and due from banks	$103,264	$54,716	$146,548
Federal funds sold	—	—	10,000
Short-term investments	710	709	501

Total cash and cash equivalents	103,974	55,425	157,049

Securities-available for sale	58,592	66,470	38,539
Other investments	3,500	3,500	3,500
FRB & FHLB stock	6,036	6,215	6,684

Total securities	68,128	76,185	48,723

Gross loans	474,726	510,612	479,078
Allowance for loan losses	(8,461)	(9,385)	(12,209)

Net loans	466,265	501,227	466,869

Loans held for sale	—	250	—
Accrued interest and dividend receivable	2,243	2,453	2,326
Premise and equipment, net	4,882	4,147	4,915
Cash surrender value of life insurance	21,127	20,985	20,517
Other real estate owned	1,462	2,763	950
Deferred tax asset, net (1)	—	—	—
Other assets	3,047	2,381	8,365

Total assets	$671,128	$665,816	$709,714

Liabilities and Stockholders’ Equity

Deposits
Non interest bearing deposits	$59,049	$65,613	$55,692
Interest bearing deposits	480,541	479,296	525,591

	539,590	544,909	581,283

FHLB advances and repurchase agreements	67,000	57,000	57,000
Subordinated debt	8,248	8,248	8,248
Accrued expenses and other liabilities	5,052	5,110	4,990

Total Liabilities	619,890	615,267	651,521

Common stock	384	384	384
Treasury stock	(160)	(160)	(160)
Additional paid-in capital	105,130	105,050	105,050
Accumulated deficit	(54,313)	(54,859)	(48,382)
Accumulated other comprehensive income	197	134	1,301

Total stockholders’ equity	51,238	50,549	58,193

Total liabilities and stockholders’ equity	$671,128	$665,816	$709,714

(1)	Includes the deferred tax asset and a full valuation allowance of $14.1 million, $14.4 million and $16.1 million respectively.

PNBK 1Q12 Results

May 18, 2012

Financial Ratios and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011
Asset Quality:
Nonaccrual loans	$15,545	$20,683	$32,530
Other real estate owned	1,462	2,763	950

Total nonperforming assets	$17,007	$23,446	$33,480

Nonaccrual loans / portfolio loans	3.27%	4.05%	6.79%
Nonperforming assets / assets	2.53%	3.52%	6.99%
Allowance for loan losses	$8,461	$9,385	$12,208
Allowance for loan losses / portfolio loans	1.78%	1.84%	2.55%
Allowance / nonaccrual loans	54.43%	45.37%	37.50%
Gross loan charge-offs for the quarter	$102	$847	$4,154
Gross loan recoveries for the quarter	$24	$74	$21
Net loan charge-offs for the quarter	$78	$773	$4,133

Capital Data:
Book value per share (1)	$1.33	$1.32	$1.52
Tangible book value per share (2)	$1.33	$1.32	$1.52
Shares outstanding	38,467,073	38,362,727	38,326,727

(1)	Book value per share represents shareholders’ equity divided by outstanding shares.
(2)	Tangible book value per share represents shareholders’ equity less intangible assets divided by outstanding shares.

Note: Transmitted on Business Wire on May 18, 2012 at 4:00 p.m. EDT.